Exhibit 10.1

DEVELOPMENT, PURCHASE AND LICENSE AGREEMENT FOR
HYDROGEN SENSOR PRODUCTS AND RELATED SERVICES

This Development, Purchase and License Agreement (“Agreement”) is made by and between Nano-Proprietary, Inc. (“NPI”) and its wholly-owned subsidiary Applied Nanotech, Inc. (“ANI”) with offices located at 3006 Longhorn Blvd., Suite 107, Austin, Texas 78758, and Kelman, Ltd. (“Kelman”), a UK Limited Company with offices located at Lissue Industrial Estate East, Lissue Road, Lisburn, BT28 2RB N. Ireland UK (collectively “the parties”).

R E C I T A L S:

WHEREAS, ANI and NPI have developed certain hydrogen sensor technology as hereafter defined; and

WHEREAS, Kelman desires: (a) to purchase such hydrogen sensors developed by ANI to be used and incorporated in certain of Kelman’s products, and (b) to take a license from ANI and NPI for their hydrogen sensor technology for certain applications and under certain limitations as hereinafter defined; and

WHEREAS, the parties desire to accomplish the foregoing in certain phases and under certain time constraints and conditions set forth more specifically herein below.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency is hereby acknowledged, the parties agree as follows:

I.   Definitions

1.1.       “Effective Date” means July 6, 2005.

1.2       “ANI Hydrogen Sensor” means a variable-range hydrogen sensor comprised of one or more fabricated palladium-silver nanowires and/or nanobumps on a suitable substrate with the performance defined in Appendix 1.

1.3       “Hydrogen Sensor Product” means any product, including but not limited to software, which incorporates the use of the ANI Hydrogen Sensor.

1.4       “Hydrogen Sensor Technology” means certain proprietary technology and know-how and improvements and enhancements developed, licensed, and/or owned by NPI and/or ANI related to the manufacture and use of Hydrogen Sensors, which includes, but is not limited to, the inventions disclosed in U.S. Patent Application Publication No. 2004 / 0070006A1, published April 15,

2004 under U.S. Patent Application No. 10 / 651,220 filed August 28, 2003 (the “Application”), and any other applications, continuations and foreign counterparts that may issue claiming in whole or in part the priority date of the Application, as well as all other confidential and proprietary information and know-how related to the design, manufacture and use of Hydrogen Sensors which has been provided or may be provided by NPI and/or ANI to Kelman over the course of their relationship.

1.5       “Territory” means the World.

1.6       “Technical Field” means any instrumentation using in whole or in part the ANI Hydrogen Sensor for the measurement of the content of hydrogen in insulated fluids for power transformers.

1.7       “Gross Selling Price” means at least the fair market value of the Hydrogen Sensor Products, that is, the selling price which would result from an unaffiliated end-user of the completed product in an arm’s length sale of a substantially identical product in the same country, in the same quantity and at the same time subject to the same royalty.

1.8       “Sales Price” means the Gross Selling Price for the Hydrogen Sensor Products, less accepted returns from customers, excise, sales or use taxes, customs duties and consular fees, and transportation and insurance costs.

1.9       “Entity” shall mean any natural person, legal entity, partnership, limited partnership, corporation and all other forms of organization or association, as well as any parent, subsidiary or affiliate of the same.

II.     Not Used

2.1       Not Used

III.    Purchase Phase and Agreement

3.       Purchase of Sensors

Kelman shall purchase Hydrogen Sensors from ANI under the terms set forth herein. If, during the term of this agreement, Kelman determines that it wishes to manufacture the sensors itself, ANI will provide training and expertise at cost to assist Kelman in the set-up and an initial operation of a plant to manufacture the sensor for Kelman’s use. In this event, prior to the commencement of training, ANI and Kelman will develop a plan to minimize training costs and quantify the amount.

4.       Obligations to Purchase

A.       From July 1, 2005 until June 30, 2006 and for an “Extended Exclusivity Period” (as defined in Section 7.2.D. herein below), subject to earlier termination of this Agreement as provided herein, Kelman shall purchase Hydrogen Sensors solely from ANI for use in the Insulprobe product, and shall not purchase any product that detects hydrogen from any other source or supplier for this product. During such periods, ANI may not sell Hydrogen Sensors or license Hydrogen Sensor Technology to a company other than Kelman within the Technical Field.

B.       In the event: (a) Kelman chooses not to extend the exclusivity of this Agreement for a period of time beyond June 30, 2006 under Section 7.2.D.; then in such event Kelman may purchase or acquire from a source or supplier other than ANI a product that detects hydrogen so long as such product does not use or involve Hydrogen Sensor Technology or an ANI Hydrogen Sensor. In such event, ANI and NPI may sell Hydrogen Sensors to and/or license Hydrogen Sensor Technology to Entities other than Kelman whether inside or outside the Technical Field. At such points the license becomes non-exclusive as per Section 7.1.B.

5.        Price and Discounts

A.       Pricing for the Hydrogen Sensors will be as follows:

I.	10 to 49 units -	$250 per unit
II.	50 to 99 units -	$200 per unit
III.	100 to 499 units -	$150 per unit
IV.	500 and greater -	$100 per unit

B.       The price break levels are calculated based upon the total number of units sold to Kelman per order and include all varieties of Hydrogen Sensors sold by ANI to Kelman.

C.       The parties agree that neither of them is required to take any action in the future with respect to any product other than the Hydrogen Sensors as is specifically required herein. However, in the event the parties agree in the future to develop, manufacture, sell or buy other products with, for, by or between one another, pricing will be negotiated at such time on terms of which the parties can mutually agree in writing

6.       Ordering, Delivery and Shipment

A.       All orders shall be in writing and specify: the number of Hydrogen Sensors to be purchased; the purchase price; the requested ship date; and if applicable, state the appropriate tax exemption certificate number. Any production order of Hydrogen Sensors shall be for an amount not less than ten (10) units.

B.       Shipments of Hydrogen Sensors purchased by Kelman pursuant to this Agreement shall be made F.O.B. Kelman’s place of business in Lisburn, N. Ireland, UK. Kelman shall take title to the Hydrogen Sensors at the F.O.B. point and all risks of loss and expenses in connection with the Hydrogen Sensors shall thereafter be the responsibility of Kelman.

C.       The Hydrogen Sensors shall be deemed accepted by Kelman upon its receipt of the Hydrogen Sensors either at its place of business in Lisburn, N. Ireland, UK, or at such earlier time that Kelman takes delivery of the Hydrogen Sensors at ANI’s place of business. Kelman shall have thirty (30) business days after receipt to inspect and test the Hydrogen Sensors. Kelman shall inspect these sensors using a testing system substantially equivalent to the system installed at ANI’s facilities using personnel trained to follow the testing procedures set forth by ANI. Any sensors not tested in the 30 day period will be deemed acceptable. If Kelman discovers any defect in any of the Hydrogen Sensors within such 30-day period, it shall notify ANI of such defect(s) in writing (by mail or fax) during such 30-day period. ANI will have the option of replacing any defective sensors or issuing Kelman a credit or refund for the purchase price of such defective Hydrogen Sensors. Kelman shall make such defective Hydrogen Sensors ready for shipment back to ANI at Kelman’s offices in Lisburn, UK. ANI shall bear the expense and risk of loss associated with the return of said defective Hydrogen Sensors.

D.       ANI shall deliver to Kelman an invoice for each order at such time that the Hydrogen Sensors covered by the order are shipped. Payment shall be made by Kelman within thirty (30) business days from the date of receipt of the invoice.

7.         License and Royalties

7.1       License

In connection solely with Kelman’s purchase of the ANI Hydrogen Sensor, ANI and NPI shall be deemed to have granted to Kelman a license as follows:

A.       NPI and ANI grant to Kelman a limited, exclusive, non-transferable license to the Hydrogen Sensor Technology solely for use in the Technical Field, solely to the extent set forth in this section 7.1, and solely for the time period July 1, 2005 to June 30, 2006, except as otherwise provided in Section 7.2.D. below.

B.       NPI and ANI grant to Kelman a limited, non-exclusive, non-transferable license to the Hydrogen Sensor Technology solely for use in the Technical Field, solely to the extent set forth in this section 7.1, and solely for the time period from July 1, 2005 until this Agreement is terminated, except as otherwise provided in Sections 4 and 7.2.D. below.

C.       The license granted herein gives Kelman the right to (1) make, have made, use and sell Hydrogen Sensor Products to Kelman’s end-user customers in the normal course of business for use in the Technical Field; and (2) convey to, with respect to any Hydrogen Sensor Product sold, leased or otherwise disposed of by Kelman for use in the Technical Field, rights to use and re-sell such Hydrogen Sensor Product in the Technical Field as sold, leased or otherwise disposed of by Kelman.

D.       Kelman shall not have any rights under this license to make, have made, use, lease, sell, or export Hydrogen Sensor Products for any application outside of the Technical Field.

E.       Kelman shall have no right to sell Hydrogen Sensors to any Entity, and Kelman shall have no right to make, use, sell, lease, export, or otherwise use Hydrogen Sensors or Hydrogen Sensor Technology except as Kelman is permitted to so use Hydrogen Sensors and Hydrogen Sensor Technology in connection with Hydrogen Sensor Products as authorized in this Agreement.

F.       Kelman acknowledges that the Hydrogen Sensor Technology is proprietary to ANI and that, except for the rights and licenses expressly granted hereunder, ANI retains all right, title, and interest therein.

G.       Kelman agrees that this Agreement does not grant any right or license, under any other intellectual property of ANI or otherwise, except as expressly provided herein, and no other right or license is to be implied by or inferred from any provision of this Agreement or the conduct of the parties hereunder.

H.       The parties acknowledge that any know-how, trade secrets, patents, copyrights, or other intellectual property rights developed by Kelman without any participation by ANI pertaining to the Hydrogen Sensor Technology shall belong solely to and remain the property of Kelman. The parties acknowledge that any know-how, trade secrets, patents, copyrights, or other intellectual property rights developed by ANI without any participation by Kelman pertaining to the Hydrogen Sensor Technology shall belong solely to and remain the property of ANI. Any know-how, trade secrets, patents, copyrights, or other intellectual property rights developed jointly by the parties shall be jointly owned by Kelman and ANI.

I.       All licenses granted herein shall continue until this Agreement is terminated as provided herein.

7.2       Royalty

For each and every Hydrogen Sensor Product sold or otherwise disposed of by Kelman to the extent permitted herein, Kelman shall pay to ANI the following royalty:

A.       Ten percent (10%) royalty on the Sales Price for each and every Hydrogen Sensor Product sold or otherwise disposed of by Kelman, with the exception of Hydrogen sensors used for initial in-house testing and beta field trials. Sensors to be used for initial in-house testing and beta field trials shall be identified at the time of order by Kelman. If sensors from this order remain after completion of such in-house testing or beta field trials, and such sensors are used in products, royalties shall be due on these sensors in accordance with the terms of the agreement. This ten percent (10%) royalty shall in no way be reduced, offset, or otherwise affected by the payment required pursuant to Section 5; that is, the amounts paid by Kelman to ANI for Kelman’s purchase of Hydrogen Sensors from ANI. Nor shall the purchase price in Section 5 in any way be reduced, offset, or otherwise affected by the ten percent (10%) royalty in this section; and

B.      From July 1, 2005 to June 30, 2006, Kelman shall pay royalties as follows:

At the end of each calendar quarter, Kelman shall pay royalties due on all products shipped by Kelman during the calendar quarter. Such payment is due within 30 days of the end of the calendar quarter, however Kelman shall notify ANI within 10 days of the end of each month, the amount of royalty due for that month that will be paid at the end of the quarter.

C.        No credit against future royalties shall be given for any amount paid prior to the effective date of this agreement.

D.       Kelman shall have the right, at its sole discretion, to extend the exclusivity of the license granted by NPI and ANI to a period of time longer than that set forth in 7.I.A.; i.e, July 1, 2005 to June 30, 2006) (the “Extended Exclusivity Period”) by:

(a)       providing written notice to ANI and NPI (the “Extended Exclusivity Notice”) no later than the following dates; and

(b)       making the following payment for the corresponding time period (“Extended Exclusivity Payment”):

Extended Exclusivity Period	Extended Exclusivity Notice Date	Extended Exclusivity Payment
7/01/06 - 06/30/07	03/03/06	$1,000,000
7/01/07 - 06/30/08	03/03/07	$1,500,000
7/01/08 - 06/30/09	03/03/08	$2,000,000

Each Extended Exclusivity Payment will be paid at the time of notification as set forth in Section 7.2B. The full amount of the Extended Exclusivity Payment shall be due and payable regardless of whether the Agreement is terminated after the occurrence of the Extended Exclusivity Notice and the Extended Exclusivity Notice Date.

E.       It is understood between the parties that during any Extended Exclusivity Period, as contemplated by this Section 7, the exclusivity provision in Section 4 shall apply as applicable and described in Section 4.

F.       If, as of a date 12 months after the date of an order by Kelman, any sensors from an order have not been shipped as part of a product by Kelman and a royalty paid to ANI on such sensors, an additional royalty shall be paid by Kelman as follows. With the end of the quarter payment that is due immediately after sensors from a specific order have been on hand for 12 months, Kelman shall pay an additional royalty payment equal to the amount of royalty which would have been due on the unsold sensors. The amount of additional royalties due will be based on the average royalty rate for the units shipped. For example, if 400 units from an order of 500 sensors are shipped with an average royalty of $400 per unit shipped and 100 sensors were purchased but not part of shipped units, than royalties will be due on an additional 100 units at the average rate of $400. If Kelman pays additional royalties on sensors that have not been shipped by Kelman as part of a product, then no royalty will be due on such sensors if they are subsequently shipped as part of a product.

7.3       Accrual of Royalties

The royalty in Section 7.2.A. shall accrue on each and every Hydrogen Sensor Product sold or otherwise disposed of by Kelman. Obligations to pay accrued royalties shall survive termination of this Agreement. “Disposed of” means (1) Hydrogen Sensor Products not sold but delivered (except warranty replacements or out of warranty spare parts for repairs) by Kelman or by any other Entity for Kelman, regardless of the basis for compensation, if any. Whether or not Hydrogen Sensors are used in connection with Hydrogen Sensor Products and whether or not Hydrogen Sensor Products are sold or otherwise disposed of as set forth in this Agreement, the royalty to be paid by Kelman to ANI shall be based on the Sales Price for such Hydrogen Sensor Products sold or otherwise disposed of.

7.4       Payment of Royalties

The Royalty payments of Section 7.2.A. are due quarterly, however to the extent that the minimum payments to maintain exclusivity have been made by Kelman, no quarterly payments will be required until the royalties based on actual shipments exceed the minimum payment made for the period. Reports shall be furnished to ANI monthly, no later than ten (10) days following the end of each monthly period as set forth in Section 13.2.

7.5       Taxes

Kelman shall be solely responsible for any applicable sales or use or other like taxes based upon or measured by the royalty paid by Kelman to ANI.

7.6       Nonpayment

If Kelman fails to pay any past-due amount payable under this Agreement (including interest thereon), then, in addition to all other rights and remedies that ANI may have at law or in equity, ANI shall, in its sole discretion, have the right to terminate this Agreement but only after a 15-day written notice to that effect has been sent to Kelman.

8.       Obligations and Restrictions of Kelman

8.1     Restriction of Rights

Kelman shall make, have made, use, lease, or sell Hydrogen Sensor Products only for use only in the Technical Field, and as otherwise permitted and restricted herein. This Agreement shall not be construed to grant to Kelman any license or any other rights in NPI’s and/or ANI’s patents, trademarks, copyrights, trade secrets, proprietary technology or know-how, or any other intellectual property rights, except as expressly stated herein.

8.2       Marking

Kelman shall mark each Hydrogen Sensor or Hydrogen Sensor Product used, sold or otherwise disposed of under the authority of this Agreement with the patent numbers mutually agreed upon in accordance with 35 U.S.C. § 287.

9.       Obligations and Restrictions of ANI

NPI and ANI shall have the right to license the Hydrogen Sensor Technology to Entities other than Kelman for use outside of the Technical Field for any time period.

10.0     Limitation of Warranty

ANI shall warrant that the performance of the ANI Hydrogen Sensor shall meet or exceed the specifications in Appendix 1. As set forth in Section 6C, Kelman shall have 30 days to determine that the ANI Hydrogen Sensor meets such specifications.

10.1     Novelty

NPI and ANI do not warrant the novelty of the Hydrogen Sensor Technology.

10.2     Exclusions

A.       NPI and ANI shall not be responsible for any obsolescence of the Hydrogen Sensor Technology that may result from changes in Kelman’s requirements.

B.       Kelman shall not withhold the payment of any royalty, nor use as a ground for termination of this Agreement, that the Hydrogen Sensor Technology is obsolete, that Kelman has made alterations or improvements to the Hydrogen Sensor Technology, that Kelman has made alterations or improvements to the Hydrogen Sensors, that Kelman has made alterations or improvements to the Hydrogen Sensor Products, or that Kelman is offering a “next generation” of the Hydrogen Sensors or Hydrogen Sensor Products.

C.       Kelman expressly acknowledges that its royalty obligations extend to any use, sale or disposition of any Hydrogen Sensor Products in the Technical Field.

D.       Except as may be otherwise provided for herein in this Agreement, ANI shall not be responsible to Kelman for any causes of action asserted by third parties resulting from any use or sale of Hydrogen Sensors or Hydrogen Sensor Products made, used, or sold by Kelman under the terms of this Agreement.

10.3     Disclaimer

A.       Except as expressly provided for herein, NPI AND ANI DISCLAIM ANY AND ALL PROMISES, REPRESENTATIONS, AND/OR WARRANTIES WITH RESPECT TO HYDROGEN SENSORS OR HYDROGEN SENSOR PRODUCTS MADE, USED, OR SOLD BY KELMAN UNDER THE TERMS OF THIS AGREEMENT, INCLUDING THEIR CONDITION, THEIR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION, THE EXISTENCE OF ANY LATENT OR PATENT DEFECTS, ANY NEGLIGENCE, THEIR MERCHANTABILITY, AND/OR THEIR FITNESS FOR A PARTICULAR PURPOSE OR USE.

B.       Except as expressly provided herein, ANI licenses and sells the Hydrogen Sensors on an "AS IS" basis. NPI and ANI MAKE AND KELMAN RECEIVES NO WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND THEIR EQUIVALENCE UNDER THE LAWS OF ANY JURISDICTION, REGARDING THE HYDROGEN SENSORS AND/OR THE HYDROGEN SENSOR TECHNOLOGY.

C.       Except in a case of fraud or an intentional tort, IN NO EVENT SHALL NPI OR ANI BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, OR SPECIAL DAMAGES, INCLUDING (WITHOUT LIMITATION) DAMAGES FOR LOSS OF REVENUE, LOST PROFITS, COST OF CAPITAL, CLAIMS OF CUSTOMERS FOR SERVICE INTERRUPTIONS OR FAILURE OF SUPPLY.

10.4     Cumulative Liability

A.       ANI warrants that the hydrogen sensors shall be free from defects in materials and workmanship for a period of one (1) year following date of shipment. Except in a case of fraud or an intentional tort, ANI’S AND NPI’S CUMULATIVE AND SOLE LIABILITY AND OBLIGATION WITH RESPECT TO BREACH OF THIS WARRANTY, INCLUDING ANY CAUSE OF ACTION SOUNDING IN CONTRACT, TORT, OR OTHERWISE IS, AT THE SOLE DISCRETION OF ANI, TO EITHER REPLACE THE DEFECTIVE HYDROGEN SENSORS OR REFUND OR CREDIT THE PURCHASE PRICE OF THE DEFECTIVE HYDROGEN SENSORS. This section is intended to apply to sensors in use and does not supercede the provisions of Section 6C.

B.       ANI AGREES TO ASSIGN TO KELMAN ALL MANUFACTURER’S WARRANTIES APPLICABLE TO THE HYDROGEN SENSORS.

11.         Indemnification

11.1       Indemnification Related to Infringement

A.       Except as expressly provided herein, NPI and ANI make no representations or warranties concerning the make-up or quality of any Hydrogen Sensors or Hydrogen Sensor Products made, used, sold, or otherwise disposed of by Kelman, including but not limited to any representations or warranties that such products infringe or do not infringe any intellectual property rights of any third parties.

B.       ANI agrees to indemnify and hold harmless Kelman from any and all claims that may be instituted against Kelman for any alleged infringement of any United States patent that is related to Hydrogen Sensors as provided to Kelman by ANI, provided that: (1) such alleged infringement consists only of the use of Hydrogen Sensors in the manner per which the Hydrogen Sensors were designed, and does not relate to any modification or alteration of Hydrogen Sensors by Kelman; (2) Kelman gives ANI immediate notice of any such claim or suit; and (3) Kelman provides ANI with the information and assistance reasonably necessary for the defense of any such claim or suit.

C.       In support of the indemnification provided to Kelman by ANI in Section 11.C., ANI shall have the right at its option and expense to: (i) procure for Kelman the right to continue using, marketing, leasing, or selling the Hydrogen Sensors; (ii) replace the same with non-infringing Hydrogen Sensors that are substantially equivalent in functionality and performance; or (iii) modify the Hydrogen Sensors so that they become non-infringing yet remain substantially equivalent in functionality and performance. If one of the foregoing alternatives is not reasonably available in ANI’s judgment, Kelman shall, on one month’s written notice from ANI, return or destroy all Hydrogen Sensors, upon which ANI shall return the purchase price paid by Kelman under this Agreement for the returned Hydrogen Sensors.

D.       With the exception of claims described in Paragraph B above, Kelman agrees to indemnify and hold harmless ANI from any and all claims that may be instituted against ANI arising out of the sale, lease, sublicense or use of the Hydrogen Sensors by Kelman.

11.2     Exclusion for Unauthorized Actions

NPI and ANI shall have no liability under any provision of this Agreement with respect to any performance problem, claim of infringement, or other matter to the extent that such problem, claim, or other matter is caused by or substantially contributed to by any unauthorized action or breach of this Agreement by Kelman.

12.       Confidentiality

12.1     Confidential Information

Prior to the Effective Date of this Agreement, ANI and Kelman entered into a confidentiality agreement entitled “Mutual Non-Disclosure Agreement” (hereinafter “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit “A” and incorporated by reference. ANI and Kelman agree that all terms of the Confidentiality Agreement shall continue in force and effect with respect to all dealings of the parties to this Agreement and shall survive the termination of this Agreement.

The parties acknowledge that this agreement is a material agreement ( as defined by the U.S. Securities and Exchange Commission) for NPI and that NPI will have to file a copy of this agreement as an exhibit to Form 8K within 4 business days of signing this agreement and that such document will become a matter of public record.

If any party to this agreement issues a press release related to this agreement, the other party has the right to review and approve such press release prior to its release

13.       Records

13.1     Kelman’s Records

Kelman shall keep true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of the quantity, gross selling price data, gross revenue, and sales price data for Hydrogen Sensor Products used, sold or otherwise disposed of by Kelman as permitted and restricted herein. Following seven (7) days prior written notice to Kelman, any certified accountant appointed by ANI (provided, however, that ANI will first make a good faith effort to choose a certified accountant acceptable to both ANI and Kelman, although ANI’s decision will ultimately control if such agreement cannot be reached) shall be given access to such records, files and books during usual business hours; provided, however, that such inspection shall be at ANI’s expense but shall not occur more often than once every six (6) months. If the audit results indicate that Kelman has underpaid ANI by ten percent (10%) or more in royalty fees under this Agreement, then Kelman shall remit to ANI the amount underpaid plus the cost of the examination and audit that led to the discovery that Kelman had underpaid ANI within ten (10) business days of receiving the results of the audit. If the audit results indicate that Kelman has underpaid ANI by ten percent (10%) or more in royalty fees under this Agreement, the amount underpaid shall be subject to a one-and-a-half percent (1.5%) per month late payment charge or such lesser maximum amount as may be allowed under Texas law.

13.2     Kelman’s Reports

Each month, within ten (10) days after the end of the previous month during the continuance of this Agreement, Kelman shall render written reports stating in each such report the quantities of all Hydrogen Sensors used and gross selling price data, gross revenue data and sales price data of all Hydrogen Sensor Products sold or otherwise disposed of (as permitted and restricted herein) during the proceeding month.

13.3     Terminal Report

If this Agreement is for any reason terminated before all payments herein provided for have been made, Kelman shall immediately submit a terminal report and Kelman shall pay to ANI any remaining unpaid balance even though the due date as provided in Section 5.4 has not been reached.

14.         Termination

14.1       Termination

In the event that Kelman elects not to maintain the exclusivity of this agreement and during the period of non-exclusivity fails to maintain certain predefined minimum royalties, this Agreement is terminable by NPI and/or ANI by giving written notice to Kelman.

14.2       Survival

Articles I and IV, and Sections 7.2 - 7.6, 10.1 - 10.4, 11.1 - 11.2, 12.1, 13.3, and 14.2 shall survive termination of this Agreement.

IV.    Miscellaneous

15.1       Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the state of Texas, without reference to conflict of law principles.

15.2       Jurisdiction and Venue

Exclusive jurisdiction and venue for all disputes arising under this Agreement shall be with the state or federal courts located in Travis County, Texas, and the parties expressly submit themselves to the personal jurisdiction of such courts.

15.3      Severability

If any provision of this Agreement shall be held illegal, invalid or unenforceable by a court of competent jurisdiction, that provision shall be deleted and the remainder of this Agreement shall remain in full force and effect.

15.4       Integration

This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions between them.

15.5       Alteration

A provision of this Agreement may be altered only by a writing signed by authorized persons of all Parties.

15.6       Notice

All notices and communications to be given by each party to the other shall be in writing and addressed respectively to the parties at the following addresses:

To NPI and ANI:	To Kelman:
Dr. Zvi Yaniv
APPLIED NANOTECH, INC.	KELMAN, Ltd.
3006 Longhorn Blvd., Suite 107	Lissue Industrial Estate East
275 Technology Circle	Lissue Road
Austin, Texas 78758	Lisburn, BT28 2RB
N. Ireland, UK

15.7        Relationship of Parties

Nothing in this Agreement shall be construed to constitute or appoint either party as the agent, partner or representative of the other party for any purpose whatsoever, or to grant to either party any rights or authority to assume or create any obligation or responsibility, express or implied, for or on behalf of or in the name of the other, or to bind the other in any way or manner whatsoever.

15.8       Headings

The headings in this Agreement are for purposes of convenience and reference only and are not intended to affect the meaning or interpretation of this Agreement.

15.9       Counterparts

This Agreement may be executed in duplicate and either copy or both copies are considered originals.

15.10       No Bias

This Agreement shall be interpreted as written and negotiated jointly by the parties. It shall not be strictly construed against either party, regardless of the actual drafter of the Agreement.

15.11       Force Majeure

If ANI is unable to perform its obligations under this Agreement due to circumstances beyond its reasonable control (including without limitation, acts of nature, acts of government, labor disputes, delays in transportation, and delays in delivery or inability to deliver by ANI’s suppliers), such obligations shall be suspended so long as those circumstances persist, provided that ANI notifies Kelman promptly of the delay and its causes and uses commercially reasonable efforts to recommence performance without delay.

15.12       Export Controls

Kelman shall comply with all relevant U.S. export laws and regulations and will obtain all required export licenses prior to exporting or re-exporting Hydrogen Sensor Products. ANI does not represent to Kelman that an export license shall not be required nor that, if required, it shall be issued. Kelman assumes all responsibility for their exports or re-exports of Hydrogen Sensor Products.

15.13       Assignments and Sublicenses

(a)       Except with respect to Entities affiliated with, controlled by, or under the control of Kelman, this Agreement may not be assigned by Kelman without the prior written consent of ANI.

(b)       Except with respect to Entities affiliated with, controlled by, or under common control of ANI, this Agreement may not be assigned by ANI without the prior written consent of Kelman.

(c)       No acquisition of either Kelman or ANI by another entity (whether by merger, stock transfer, asset transfer, or otherwise) shall constitute a basis for the acquired party to avoid the performance of its obligations under this Agreement.

(d)       Kelman shall not grant any sublicenses concerning any of the rights or obligations set forth in this Agreement without the prior written consent of ANI.

15.14       Successors and Assigns

This Agreement shall be binding on the parties hereto and their respective representatives, successors and assigns.

15.15       Related Companies

Any reference to Kelman herein shall mean only Kelman, and shall not mean or include any parent, subsidiary, or affiliate of Kelman, or other company, organization, or association related to Kelman.

15.16       U.S. Dollars

All monetary references herein are to U.S. Dollars, and payments required herein shall be made in U.S. Dollars.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by authorized persons on the respective dates hereinafter set forth.

APPLIED NANOTECH, INC.	KELMAN, LTD.
/s/ Marc W. Eller	/s/ J. Cunningham
Name: Marc W. Eller	Name: J. Cunningham
Title: Chairman	Title: Managing Director
Date: July 8, 2005	Date: 6 July, 2005

NANO-PROPRIETARY, INC.

/s/ Marc W. Eller

 Name: Marc W. Eller
Title: Chief Executive Officer
Date: July 8, 2005